Exhibit 10.63
EXECUTION
EIGHTH AMENDMENT TO SECOND LIEN SENIOR TERM LOAN AGREEMENT
     THIS EIGHTH AMENDMENT TO SECOND LIEN SENIOR TERM LOAN AGREEMENT (this “Eighth Amendment”) is entered into as of December 17, 2009, among QUEST CHEROKEE, LLC, a Delaware limited liability company (the “Borrower”), QUEST ENERGY PARTNERS, L.P., a Delaware limited partnership (the “MLP”), QUEST CHEROKEE OILFIELD SERVICE, LLC, a Delaware limited liability company (“QCOS”), STP NEWCO, INC., an Oklahoma corporation (“STP”; STP, QCOS and MLP collectively called the “Guarantors” and individually a “Guarantor”), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent for the Lenders parties to the hereinafter defined Term Loan Agreement (in such capacities, the “Administrative Agent” and “Collateral Agent,” respectively), KEYBANK NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, the “Syndication Agent”), SOCIÉTÉ GÉNÉRALE, as Documentation Agent (in such capacity, the “Documentation Agent”), and the undersigned Lenders comprising all the Lenders.
     Reference is made to the Second Lien Senior Term Loan Agreement dated as of July 11, 2008 among Borrower, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Lenders parties thereto, as amended by a First Amendment to Second Lien Senior Term Loan Agreement dated as of October 28, 2008, a Second Amendment to Second Lien Senior Term Loan Agreement dated as of June 30, 2009, a Third Amendment to Second Lien Senior Term Loan Agreement dated as of September 30, 2009, a Fourth Amendment to Second Lien Senior Term Loan Agreement dated as of October 30, 2009, a Fifth Amendment to Second Lien Senior Term Loan Agreement dated as of November 16, 2009, a Sixth Amendment to Second Lien Senior Term Loan Agreement dated as of November 20, 2009 and a Seventh Amendment to Second Lien Senior Term Loan Agreement dated as of December 7, 2009 (as amended, the “Term Loan Agreement”). Unless otherwise defined in this Eighth Amendment, capitalized terms used herein shall have the meaning set forth in the Term Loan Agreement; all section, exhibit and schedule references herein are to sections, exhibits and schedules in the Term Loan Agreement; and all paragraph references herein are to paragraphs in this Eighth Amendment.
RECITALS
     A. The Borrower, Guarantors, Administrative Agent, the Syndication Agent, the Documentation Agent and Lenders desire to enter into this Eighth Amendment.
     Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:
     Paragraph 1. Amendments. Effective as of the Eighth Amendment Effective Date (hereinafter defined), the Term Loan Agreement is amended as follows:
     1.4 Introductory Paragraph. The introductory paragraph of the Term Loan Agreement is amended to read in its entirety as follows:
     “THIS SECOND LIEN SENIOR TERM LOAN AGREEMENT is entered into as of July 11, 2008, among QUEST CHEROKEE, LLC, a Delaware limited liability company (the “Borrower”), QUEST ENERGY PARTNERS, L.P., a Delaware master limited partnership, which after the Recombination will be a Delaware limited liability
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

company known as PostRock Energy, LLC (the “MLP”), each lender from time to time party hereto (collectively, the “Lenders” and individually, “Lender”), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent, KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and SOCIéTé GéNéRALE, as Documentation Agent.”
     1.5 Definitions. Section 1.01 of the Term Loan Agreement is amended as follows:
     (a) The following definitions are amended in their entirety to read as follows:
     “Agreement means this Credit Agreement as amended by the First Amendment to Credit Agreement, Second Amendment to Credit Agreement, Third Amendment to Credit Agreement, Fourth Amendment to Credit Agreement, Fifth Amendment to Credit Agreement, Sixth Amendment to Credit Agreement, Seventh Amendment to Credit Agreement and Eighth Amendment to Credit Agreement.”
     “Applicable Rate” means, from time to time, the following percentages per annum with the Eurodollar Rate never being less than 3.50% per annum:

	Applicable Rate
	Eurodollar Rate	Base Rate	PIK Rate
Time Period	+	+	+
From First Amendment Effective Date to Eighth Amendment Effective Date	9.00%	8.00%	0.00%

After Eighth Amendment Effective Date	9.00%	8.00%	2.00	%”
     “Base Rate means for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus one-half of one percent (0.5%), (b) the Prime Rate for such day, and (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one and one-quarter percent (1.25%); provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. (London time) on such day and shall not reflect the minimum Eurodollar Rate included in the definition of Applicable Rate. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Rate or the Eurodollar Rate shall be effective automatically and without notice to Borrower or any Lender on the effective date of such change in the Prime Rate, Federal Funds Rate or Eurodollar Rate, respectively.”
     “Change of Control means (i) prior to the Recombination (a) Quest Parent shall fail to own, directly or indirectly, or fail to have voting control over, at least 51% of the equity interest of the General Partner, (b) any Person, entity or group (other than a Quest Party) acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 51% or more of the equity interests in the MLP, (c) the MLP shall fail to own, directly or indirectly,
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

100% of the equity interests in the Borrower, or (d) a Parent Change of Control shall occur; provided, however, that actions taken to effect the Recombination and the Recombination itself shall not be deemed a Change of Control, and (ii) on and after the Recombination (a) Post-Recombination Parent shall fail to own, directly or indirectly, or fail to have voting control over 100% of the Voting Stock of Quest Parent, (b) Quest Parent shall fail to own, directly or indirectly, or fail to have voting control over 100% of the Voting Stock of MLP, (c) MLP shall fail to own, directly or indirectly, or fail to have voting control over 100% of the Voting Stock of Borrower or (d) a Parent Change of Control shall occur.”
     “Consolidated Interest Charges means, for any period, for the MLP and its Subsidiaries on a consolidated basis, the excess of (I) the sum of (a) all interest, premium payments, fees, charges and related expenses of the MLP and its Subsidiaries in connection with Indebtedness (net of interest rate Swap Contract settlements (including capitalized interest) and net of (i) any write-off of debt issuance costs and (ii) prepayment premium of Indebtedness repaid in connection with the initial public offering of the MLP’s common units in November, 2007), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the MLP and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP over (II) all interest income for such period.”
     “General Partner means Quest Energy GP, LLC, a Delaware limited liability company, the sole general partner of the MLP prior to the Recombination, which in connection with the Recombination will be merged into MLP after the MLP has been converted to a limited liability company and its general partner interest in the MLP will be cancelled for no consideration.”
     “Guarantors means any Person, including the MLP and every present and future Subsidiary of Borrower and the MLP, which undertakes to be liable for all or any part of the Obligations by execution of a Guaranty, or otherwise and after the Recombination will include Post-Recombination Parent and Quest Parent.”
     “Guaranty means a Guaranty now or hereafter made by any Guarantor in favor of the Administrative Agent on behalf of the Lenders, including the MLP Guaranty and any Subsidiary Guaranty, each in form and substance acceptable to the Administrative Agent, and after the Recombination will include Post-Recombination Parent Guaranty and Quest Parent Guaranty.”
     “Intercreditor Agreement means that certain Intercreditor Agreement dated July 11, 2008 among Royal Bank of Canada, as administrative agent and collateral agent for the First Lien Revolving Lenders under the First Lien Credit Agreement, the Administrative Agent, as administrative agent and collateral agent for the Lenders party to this Agreement, Royal Bank of Canada, as collateral agent for the First Lien Revolving Lenders and the Lenders and the Borrower, as amended and restated by an Amended and Restated Intercreditor and Collateral Agency Agreement dated as of June 18, 2009, among Royal Bank of Canada, as administrative agent and collateral agent for the First Lien Revolving Lenders under the First Lien Credit Agreement, the Administrative Agent, as administrative agent and collateral agent for the Lenders party to this
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Agreement, Royal Bank of Canada, as collateral agent for the First Lien Revolving Lenders and the Lenders, the Borrower and BP Corporation North America, Inc.”
     “Interest Payment Date means, as to any Term Loan, the last Business Day of each month and the Maturity Date.”
     “Loan Party means each of the Borrower, each Guarantor (including the MLP but excluding Post-Recombination Parent and Quest Parent), and each other entity that is an Affiliate of the Borrower that executes one or more Loan Documents (other than Post-Recombination Parent and Quest Parent).”
     “Material Agreements means the following: (a) the Omnibus Agreement, (b) Midstream Services and Gas Dedication Agreement, (c) the Tax Sharing Agreement, (d) the LLC Agreement, (e) the Partnership Agreement (MLP), and (f) any agreement or agreements entered into in replacement or substitution of any of the forgoing. “Material Agreement” means each of such Material Agreements.”
     “Material Disposition means any sale, transfer or other disposition of Borrowing Base Oil and Gas Properties (as defined in the First Lien Agreement) or series of related sales, transfers or other dispositions of Borrowing Base Oil and Gas Properties that yields gross proceeds to the Borrower or any Subsidiaries in excess of two percent (2%) of the then current Borrowing Base (as defined in the First Lien Agreement).”
     “Maturity Date means the earliest to occur of (a) July 11, 2010 if the Recombination does not occur by July 10, 2010, (b) March 31, 2011 if the Recombination does occur by July 10, 2010 or (c) such earlier date as a result of any acceleration pursuant to Section 8.02(a).”
     “Net Cash Proceeds means with respect to any Disposition, cash (including any cash received by way of deferred payment as and when received) received by the MLP, the Borrower or any of its Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (i) deduction of Taxes payable in connection with or as a result of such transaction, and (ii) payment of all brokerage commissions and all other fees and expenses related to such transaction (including, without limitation, attorneys’ fees and closing costs incurred in connection with such transaction).”
     “Parent Change of Control means (i) prior to the Recombination, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Voting Stock of Quest Parent; provided, however, that a merger of Quest Parent into another entity in which the other entity is the survivor shall not be deemed a Parent Change of Control if Quest Parent’s stockholders of record as constituted immediately prior to such acquisition hold more than 50% of the outstanding shares of Voting Stock of the surviving entity; provided, however, that actions taken to effect the Recombination and the Recombination itself shall not be deemed a Change in Control, and (ii) on and after the Recombination, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Voting Stock of Post-Recombination Parent; provided, however, that a merger of Post-Recombination Parent into another entity in which the other entity is the survivor shall not be deemed a Parent Change of Control if Post-Recombination Parent’s stockholders of record as constituted immediately prior to such acquisition hold more than 50% of the outstanding shares of Voting Stock of the surviving entity; provided further, however, that in no event will the issuance of new equity by the Post-Recombination Parent result in a Parent Change of Control.”
     “Quest Parent means Quest Resource Corporation, a Nevada corporation, which after the Recombination will be known as PostRock Resource Corporation.”
     “Quest Parent Credit Facility means that certain Second Amended and Restated Credit Agreement dated as of September 11, 2009 among Quest Parent, as borrower, Royal Bank of Canada, as administrative agent and collateral agent, and Royal Bank of Canada, as lender, as amended from time to time.”
     “Quest Party means Quest Parent or any Subsidiary of Quest Parent, other than the General Partner, the MLP and its subsidiaries and the Borrower and its Subsidiaries and after the Recombination shall also mean Post-Recombination Parent or any Subsidiary of Post-Recombination Parent, other than the MLP and its subsidiaries and the Borrower and its Subsidiaries.”
     “Reserve Report means a report prepared by an internal petroleum engineer of the Borrower regarding the Proved Reserves attributable to the Oil and Gas Properties, using the criteria and parameters required by and acceptable to the Society of Petroleum Engineers and incorporating the present cost of appropriate plugging and abandonment obligations to be incurred in the future, taking into account any plugging and abandonment fund required to be accrued or established by Borrower out of cash flow from the Oil and Gas Properties covered by such report with respect to such future obligations.”
     (b) The following definitions are inserted alphabetically into Section 1.01 of the Term Loan Agreement:
     “Allocated G&A Expense means, for any particular period, the MLP’s Allocation Percentage of Post-Recombination Parent’s reasonable general and administrative expenses.”
     “Allocation Percentage means for each of MLP, QMLP and Quest Parent, a fraction (expressed as a percentage, carried out to the second decimal place), the numerator of which is such Person’s reasonable allocated general and administrative expenses (with the method of allocation to be established as set forth on Exhibit E and to be reasonably acceptable to the Lenders) (which expenses will be allocated to such Person in a manner consistent with MLP’s, QMLP’s and Quest Parent’s current practices) and the denominator of which is the sum of all reasonable allocated general and administrative expenses for each of MLP, QMLP and Quest Parent.”
     “Bluestem means Bluestem Pipeline, LLC, a Delaware limited liability company.
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     “Basis Points or “bps” means for one Basis Point, 1/100th of 1%.”
     “Capital Expenditure means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of MLP, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.”
     “Completion CapEx means Capital Expenditures incurred or to be incurred by MLP, Borrower or any Subsidiary to complete each of the 108 wells already drilled in the Cherokee Basin as of the Eighth Amendment Effective Date but not completed.”
     “Excess Book Cash means an amount equal to consolidated book cash of the MLP, Borrower and their consolidated Subsidiaries at the end of a quarter, as shown on a balance sheet as at such quarter-end prepared in accordance with GAAP less the sum of (i) restricted cash set aside for accrued royalty payments owing by the MLP, Borrower and their consolidated Subsidiaries, (ii) restricted cash set aside to secure letters of credit issued for the account of MLP, Borrower or any of their consolidated Subsidiaries, (iii) restricted cash set aside for accrued and unpaid taxes of the MLP, Borrower and their consolidated Subsidiaries, (iv) quarterly estimated federal income taxes of the MLP, Borrower and their consolidated Subsidiaries (to the extent not reflected in (iii) above), (v) restricted cash set aside for any other amounts accrued and unpaid during the quarter just ended and approved in writing by the Required Lenders, and (vi) and (vi) $5,000,000.”
     “Excluded Loan Party means Post-Recombination Parent and Quest Parent.”
     “Eighth Amendment Effective Date means December 17, 2009.”
     “Eighth Amendment to Credit Agreement means that certain Eighth Amendment to Second Lien Senior Term Loan Agreement dated as of December 17, 2009, among the Borrower, Guarantors, Royal Bank of Canada, as Administrative Agent, Collateral Agent and as a Lender, KeyBank National Association, as Syndication Agent and as a Lender, Société Générale, as Documentation Agent and as a Lender, and the Lenders party thereto.”
     “First Lien Term Loans” means the revolving loans under the First Lien Credit Agreement which were converted to term loans pursuant to an amendment to the First Lien Credit Agreement.
     “Maintenance CapEx means Capital Expenditures by MLP, Borrower or any Subsidiary (i) necessary to maintain current or currently expected production volumes from wells currently producing and the 108 wells to be completed in connection with the Well Completion Undertaking, (ii) to extend or renew Hydrocarbon leases for Oil and Gas Properties that are expiring or have expired, and (iii) to drill wells to maintain
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Hydrocarbon leases for Oil & Gas Properties that would terminate if a well were not drilled.”
     “Midstream Services and Dedication Agreement means that certain Midstream Services and Gas Dedication Agreement dated as of December 22, 2006 among Bluestem and Quest Parent, as amended.”
     “PIK Interest means interest that accrues at the PIK Rate and is payable on each Interest Payment Date on each Term Loan that, prior to repayment in full of the First Lien Term Loans and other Obligations (other than contingent indemnity obligations and indebtedness or obligations in connection with Lender Hedging Agreements (as defined in the First Lien Credit Agreement)) the Borrower is obligated to pay via a “payment-in-kind” or PIK Loan made by Lenders to Borrower and, after the repayment in full of the First Lien Term Loans and other Obligations, the Borrower may elect to pay in cash or pay via a PIK Loan, which PIK Loan shall be added to the outstanding principal balance of each Lender’s Term Loan, and shall thereafter accrue interest thereon at a rate equal to the rate payable on such Loan from time to time as provided herein, but in no event to exceed the Maximum Rate.”
     “PIK Loan means the additional “payment-in-kind” loan advance made by Lenders to Borrower automatically in the event Borrower does not pay in cash accrued interest payable on the Term Loan on any Interest Payment Date, which PIK Loan shall be added to the outstanding principal balance of each Lender’s Term Loan, and shall thereafter accrue interest thereon at a rate equal to the rate payable on the Term Loan from time to time as provided herein, but in no event to exceed the Maximum Rate.”
     “PIK Rate means a per annum rate of interest equal to two percent (2%) but in no event to exceed the Maximum Amount.
     “Post-Recombination Parent means PostRock Energy Corporation, a Delaware corporation, formerly known as New Quest Holdings Corp., which will be the sole shareholder of Quest Parent after the Recombination.”
     “Post-Recombination Parent Guaranty means a Guaranty made by Post-Recombination Parent in favor of the Administrative Agent on behalf of the Lenders, in form and substance acceptable to the Administrative Agent, guaranteeing repayment of the Obligations, which Guaranty will be secondary, junior and subordinate to Post-Recombination Parent’s pari passu guarantee of (i) all “Obligations” (as defined in the First Lien Credit Agreement) and (ii) all “Obligations” (as defined in the QMLP Credit Agreement).”
     “Prime Rate means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.”
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     “QMLP means Quest Midstream Partners, L.P., a Delaware limited partnership, which as part of the Recombination will be merged into Quest Midstream Acquisition, LLC, a Delaware limited liability company that will be renamed PostRock Midstream, LLC.”
     “QMLP Credit Agreement means that certain Amended and Restated Credit Agreement dated as of November 1, 2007 among QMLP and Bluestem, as borrowers, Royal Bank of Canada, as administrative agent and collateral agent and the lenders party thereto, as amended from time to time.”
     “QMLPGP means Quest Midstream GP, LLC, a Delaware limited liability company, and the sole general partner of QMLP prior to the Recombination and pursuant to the Recombination Agreement will be merged into Quest Midstream Acquisition, LLC.”
     “Quest Parent Guaranty means a Guaranty made by Quest Parent in favor of the Administrative Agent on behalf of the Lenders, in form and substance acceptable to the Administrative Agent, guaranteeing repayment of the Obligations, which Guaranty will be secondary, junior and subordinate to Quest Parent’s pari passu guarantee of (i) all “Obligations” (as defined in the First Lien Credit Agreement) and (ii) all “Obligations” (as defined in the QMLP Credit Agreement).”
     “Recombination means the transactions specified in the Recombination Agreement, pursuant to which the equity owners of Quest Parent, the MLP and QMLP will exchange their equity in such entities for equity in PostRock Energy Corporation, a Delaware corporation, formerly known as New Quest Holdings Corp., a new holding company, which upon the closing of the Recombination will own, directly or indirectly, 100% of the equity in Quest Parent, the MLP and QMLP.”
     “Recombination Agreement means that certain Agreement and Plan of Merger, dated as of July 2, 2009, among PostRock Energy Corporation, a Delaware corporation (formerly known as New Quest Holdings Corp.), Quest Parent, QMLP, MLP, QMLPGP, the General Partner, Quest Resource Acquisition Corp., Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition, LLC, as the same may be amended, modified or waived from time to time in accordance with Section 7.14, pursuant to which the Recombination will be consummated.”
     “Tax Sharing Agreement means that certain tax sharing agreement involving MLP, Borrower or any of their Subsidiaries and any one or more of Post-Recombination Parent, Quest Parent and/or QMLP and providing for an agreement among the parties relating to the allocation of, and payment of, federal income (and state income, franchise and severance) taxes.”
     “Transfer Payments means (i) prior to the Recombination, any payment to Borrower, MLP, any Subsidiary, Quest Parent or any combination of the foregoing, and (ii) after the Recombination, any payment to Borrower, MLP, any Subsidiary, Quest Parent, Post-/Recombination Parent or any combination of the foregoing.”
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     “Well Completion Undertaking means a Well Completion Undertaking among MLP and Borrower, on the one hand, and QMLP and Bluestem, on the other hand, to be entered into prior to the first to occur of (i) MLP’s or Borrower’s expending any Completion CapEx and (ii) January 31, 2010, pursuant to which the MLP and Borrower commit, on a well-by-well basis, to complete wells in accordance with the schedule set forth therein and QMLP and Bluestem commit, on a well-by-well basis, to hook up each well completed so as to assure timely pipeline access for sale of gas from such well and which Well Completion Undertaking will provide that the Lenders are third party beneficiaries of such Well Completion Undertaking.”
     (c) The following definitions are deleted in Section 1.01 of the Term Loan Agreement and wherever else they may appear in the Agreement or any Loan Document:
     “Quarterly Borrower Distribution”
     “Quarterly MLP Distribution”
     “Securities Offering”
     “Take Out Financing”
     “Term Loan Paydown Period”
     1.6 Section 1.05. Section 1.05 of the Term Loan Agreement is amended to read in its entirety as follows:
     “1.05 References to Agreements, Persons and Laws; Rules of Construction. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law; and (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents). No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representatives drafted such provision.”
     1.7 Section 2.02(a). Section 2.02(a) of the Credit Agreement is amended by adding a new sentence at the end thereof as follows:
“After the Eighth Amendment Effective Date, Borrower will arrange as quickly as possible to have its Eurodollar Rate Loans be for one month periods with the last day of each Interest Period being the last Business Day of a month, so to facilitate the monthly payment of interest and to such end Lenders shall offer Interest Periods of 15 days, if available, to Borrower.”
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     1.8 Section 2.03. Section 2.03(b) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(b) Mandatory Prepayments.
     (i) From Net Cash Proceeds. All Net Cash Proceeds received by the Borrower or any Subsidiary from any Material Disposition shall, after repayment in full of the First Lien Term Loans and other Obligations (other than contingent indemnity obligations and indebtedness or obligations in connection with Lender Hedging Agreements (as defined in the First Lien Credit Agreement)) be applied to prepay outstanding Term Loans;
     (ii) From Excess Book Cash. Until repayment in full of all Obligations, Borrower shall, after repayment in full of the First Lien Term Loans and other Obligations (as defined in the First Lien Credit Agreement) (other than contingent indemnity obligations and indebtedness or obligations in connection with Lender Hedging Agreements (as defined in the First Lien Credit Agreement)), by the 20th Business Day following the end of each quarter commencing with the quarter ending March 31, 2010 (i) make quarterly prepayments of the Term Loans outstanding hereunder in an amount equal to Excess Book Cash and (ii) deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, a calculation of Excess Book Cash as of the end of such quarter; and
     (iii) Returned Cash Collateralization Payments. Until repayment in full of all Obligations, Borrower shall, after repayment in full of the First Lien Term Loans and other Obligations (as defined in the First Lien Credit Agreement) (other than contingent indemnity obligations and indebtedness or obligations in connection with Lender Hedging Agreements (as defined in the First Lien Credit Agreement), cause any cash collateral deposited or pledged by Borrower to secure letters of credit pursuant to Section 7.01(v) that is returned to Borrower upon the expiration or cancellation of any such letters of credit to be applied by the Borrower to prepay outstanding Term Loans unless within 30 days of having received such cash collateral, the Borrower uses such cash collateral to cash collateralize a replacement letter of credit issued for the Borrower or any of its Subsidiaries.”
     1.9 Section 2.04. Section 2.04 of the Term Loan Agreement is amended to read in its entirety as follows:
     “2.04 Repayment of Term Loans. The unpaid principal balance of the Term Loans will be due and payable on the Maturity Date together with all accrued and unpaid interest and fees; provided, however, without the consent of all First Lien Revolving Lenders, no principal payments may be made on the Term Loans until repayment in full of the First Lien Term Loans and other Obligations (other than contingent indemnity obligations and indebtedness or obligations in connection with Lender Hedging Agreements (as defined in the First Lien Credit Agreement).”
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     1.10 Section 2.05(b). The first sentence of Section 2.05(b) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(b) If any amount payable by Borrower under any Loan Document is not paid when due (after the expiration of any applicable grace periods or the Borrower’s ability to elect to pay PIK Interest via PIK Loans pursuant to Section 2.05(e)), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.”
     1.11 Section 2.05. A new Section 2.05(e) is hereby added to the Term Loan Agreement to read as follows:
     “(e) From and after the Eighth Amendment Effective Date and until repayment in full of the First Lien Term Loans and other Obligations (other than contingent indemnity obligations and indebtedness or obligations in connection with Lender Hedging Agreements (as defined in the First Lien Credit Agreement)), on each Interest Payment Date interest accrued on the Term Loans at the PIK Rate will be paid via a PIK Loan made by Lenders to Borrower and after the repayment in full of the First Lien Term Loans and other Obligations, the Borrower may elect to pay in cash or pay via a PIK Loan. If paid via a PIK Loan, the amount of such PIK Loan shall be added to the outstanding principal balance of each Lender’s Term Loan and evidenced by such Lender’s Term Note. Such PIK Loan shall thereafter accrue interest thereon at a rate equal to the rate payable on the Term Loan from time to time as provided herein, but in no event to exceed the Maximum Rate.”
     1.12 Section 206. Section 2.06 of the Term Loan Agreement is amended by designating the current provision thereof as subsection (a) and adding a new subsection (b) thereto to read in its entirety as follows:
     “(b) Amendment Fee. On the Eighth Amendment Effective Date, each Lender shall have earned, in accordance with its Pro Rata Share, and the Borrower irrevocably agrees to pay to the Lenders, subject to reduction as set forth in this section, an amendment fee of 210 bps of the Outstanding Amount of Term Loans on the Eighth Amendment Effective Date. The amendment fee will be fully earned and non-refundable on the Eighth Amendment Effective Date but shall not be payable until the Maturity Date; provided that such fee (or portion thereof not forgiven as provided below) will be immediately due and payable upon the occurrence of an acceleration of the maturity of the Term Loans pursuant to Section 8.02(a). The fee will be partially forgiven in accordance with the following schedule (the entire fee will be due and payable upon the occurrence of an acceleration of the maturity of the Term Loans pursuant to Section 8.02(a)):

Date of Repayment in Full of Term Loans	Fee Forgiven	Fee Owed
On or before September 30, 2010	157.50 bps	52.50 bps
After September 30, 2010 and on or before October 31, 2010	131.25 bps	78.75 bps
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Date of Repayment in Full of Term Loans	Fee Forgiven	Fee Owed
After October 31, 2010 and on or before November 30, 2010	105.00 bps	105.00 bps
After November 30, 2010 and on or before December 31, 2010	78.75 bps	131.25 bps
After December 31, 2010 and on or before January 31, 2011	52.50 bps	157.50 bps
After January 31, 2011 and on or before February 28, 2011	26.25 bps	183.75 bps
After February 28, 2011	0 bps	210 bps”
     1.13 Section 6.01. Section 6.01 of the Term Loan Agreement is amended by deleting the word “and” at the end of Section 6.01(c), deleting the period at the end of Section 6.01(d) and replacing it with a semicolon, and adding the following new subsections thereto to read in their entirety as follows:
     (e) Borrower shall deliver for each fiscal year an annual consolidated overhead budget with projected allocations for each of Quest Parent, QMLP and MLP, the 2010 consolidated overhead budget to be delivered prior to the Eighth Amendment Effective Date and the 2011 consolidated overhead budget to be delivered by December 15, 2010;
     (f) Borrower shall deliver for each fiscal year an annual capital expenditure budget, the 2010 capital expenditure budget to be delivered prior to the Eighth Amendment Effective Date and the 2011 capital expenditure budget to be delivered by December 15, 2010;
     (g) quarterly, coincident with the filing of MLP’s or Post-Recombination Parent’s Form 10K and/or Form 10Q, a report on the results of operations, including variances from budget for Borrower;
     (h) on a monthly basis by the 10th Business Day of the succeeding month, Borrower shall deliver cash flow forecasts for the following 13-week period;
     (i) on a monthly basis by the 10th Business Day of the succeeding month, a report comparing actual receipts and expenditures against the most recently delivered 13-week cash flow forecast and accompanied by an explanation of any variances between such actual and forecasted cash flows and expenditures;
     (j) on a monthly basis by the 10th Business Day of the succeeding month, Borrower shall deliver an updated schedule of actual total overhead and allocation of overhead to each of Post-Recombination Parent, Quest Parent, QMLP and MLP;
     (k) on a monthly basis by the 10th Business Day of the succeeding month, Borrower shall deliver an updated schedule of actual Transfer Payments made by the Borrower pursuant to Sections 7.08(a)(ii), (a)(iii), (b)(ii) and (b)(iii) for costs and expenses, including litigation settlement payments, for the benefit of the business or assets of MLP; and
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     (l) on a monthly basis by the 10th Business Day of the succeeding month, Borrower shall deliver a report comparing actual capital expenditures (both Maintenance CapEx and Completion CapEx) against the most recently delivered annual capital expenditure budget.”
     1.14 Section 6.02. Section 6.02 of the Term Loan Agreement is amended by deleting the word “and” at the end of Section 6.02(c), deleting the period at the end of Section 6.02(d) and replacing it with a semicolon and adding the following subsections (e) and (f) to read in their entirety as follows:
     “(e) by February 28, 2011 or on such earlier date that QMLP delivers to Borrower its calculation of the gathering rate effective for 2011; and
     (f) within 2 Business Days of the consummation of the Recombination, an executed copy of the Tax Sharing Agreement, which shall be consistent and not deviate in any material respect from the term sheet describing such Tax Sharing Agreement previously distributed to the Lenders.”
     1.15 Section 6.07(a). Section 6.07(a) of the Term Loan Agreement is amended to read in its entirety as follows:
     “(a) Maintain with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and which is reasonably acceptable to the Administrative Agent and will (i) furnish to the Administrative Agent on each anniversary of the Closing Date a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and the other Loan Documents and evidencing that Administrative Agent is listed as mortgagee on property insurance (except as to properties owned by Quest Parent or a Subsidiary of Quest Parent (or after the Recombination, owned by Post-Recombination Parent) (in each case, other than the MLP and its Subsidiaries)) and the Administrative Agent and Lenders are additional insureds on liability insurance, and (ii) upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained in accordance with this Section.”
     1.16 Section 6.14. Section 6.14 of the Term Loan Agreement is amended by adding the following sentence at the end thereof as follows:
“Simultaneously with the closing of the Recombination, the Borrower will (y) cause Post-Recombination Parent to execute and deliver to the Administrative Agent the Post-Recombination Parent Guaranty and (z) cause Quest Parent to execute and deliver to the Administrative Agent the Quest Parent Guaranty. Additionally, contemporaneously with the delivery of the Post-Recombination Parent Guaranty and Quest Parent Guaranty, Borrower will cause to be delivered to the Lenders legal opinions, consistent with prior legal opinions rendered by counsel for the Borrower relating to Guaranties, covering the due authorization, execution and delivery of such Guaranties and that such Guaranties constitute legal, valid and binding obligations of the respective Guarantor, enforceable in accordance with their terms, subject to normal and customary qualifications.”
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     1.17 Section 6.15(a). Section 6.15(a) of the Term Loan Agreement is amended by adding the following sentence at the end thereof as follows:
“In addition, within ten (10) days after the Recombination has been consummated, the Borrower will cause Quest Parent to pledge 100% of the limited liability company interest in the MLP (howsoever named) owned by it as Collateral to secure the Obligations; provided, however such pledge shall be secondary, junior and subordinate to the pledge granted to secure the Obligations (as defined in the First Lien Credit Agreement. As of the Eighth Amendment Effective Date, Borrower shall have caused Quest Parent to enter into an amendment to the Quest Parent Credit Facility which will ensure that upon the Recombination the lenders under the Quest Parent Credit Facility will release any Lien they may have on the limited liability company interest in the MLP owned by Quest Parent so that Quest Parent may make the pledge described in this Section.”
     1.18 Section 6.15(b). Section 6.15(b) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(b) In connection with the actions required pursuant to the foregoing subsection (a), the Borrower and the MLP shall cause the MLP and each Subsidiary of the Borrower and the MLP (and after the Recombination, Quest Parent) to execute and deliver such stock certificates, blank stock powers, evidence of corporate authorization, opinions of counsel, current valuations, evidence of title, and other documents, and shall use commercially reasonable efforts to obtain third party consents, as shall be reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.”
     1.19 Section 6.21. Section 6.21 of the Term Loan Agreement is deleted in its entirety.
     1.20 Section 7.01(u). Section 7.01(u) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(u) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;”
     1.21 Section 7.01(v). Section 7.01(v) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(v) Liens arising solely by virtue of cash collateralizing (i) that certain $30,000 letter of credit issued for the account of Borrower by Bank of Oklahoma for the benefit of the Kansas Corporation Commission, (ii) that certain $25,000 letter of credit issued for the account of Borrower by Bank of Oklahoma for the benefit of the Oklahoma Corporation Commission, (iii) that certain $25,000 letter of credit issued for the account of Borrower by Comerica Bank for the benefit of the State of West Virginia, (iv) that
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

certain $50,000 letter of credit issued for the account of Borrower by Comerica Bank for the benefit of the State of West Virginia, (v) that certain $200,000 letter of credit issued for the account of Borrower by Comerica Bank for the benefit of the State of Oklahoma, (vi) that certain $10,000 letter of credit issued for the account of Borrower by Bank of Oklahoma for the benefit of the Texas Railroad Commission, (vii) that certain $10,000 letter of credit issued for the account of Borrower by Bank of Oklahoma for the benefit of the State of New Mexico, (viii) that certain $1,000,000 letter of credit issued for the account of Borrower by Wells Fargo Bank, N.A. for the benefit of Devon Energy Production Company and Tall Grass Services, LLC, and (ix) up to an additional $500,000 of Liens securing additional letters of credit issued pursuant to Section 7.04(l);”
     1.22 Section 7.02(d). Section 7.02(d) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(d) Investments by the MLP in the Borrower;”
     1.23 Section 7.02(f). Section 7.02(f) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(f) acquisitions by the Borrower or its Subsidiaries of Oil and Gas Properties (I) funded entirely using proceeds from equity issued by the Post-Recombination Parent; provided any such acquired Oil and Gas Properties are pledged to secure, on a first lien basis, the Obligations (as defined in the First Lien Credit Agreement), and on a junior, second and subordinate lien basis, the Obligations, and (II) resulting from the re-leasing of Hydrocarbon leases of Oil and Gas Properties previously leased by Borrower or its Subsidiaries that had expired; provided any such re-leased Oil and Gas Properties are pledged to secure, on a first lien basis, the Obligations (as defined in the First Lien Credit Agreement), and on a junior, second and subordinate lien basis, the Obligations;”
     1.24 Section 7.02(k). Section 7.02(k) of the Credit Agreement is deleted in its entirety.
     1.25 Section 7.04(e). Section 7.04(e) of the Term Loan Agreement is amended by deleting the figure “$5,000,000” therein and substituting therefor the figure “$2,500,000”.
     1.26 Section 7.04(f). Section 7.04(f) of the Term Loan Agreement is amended by deleting the figure “$4,000,000” therein and substituting therefor the figure “$2,000,000”.
     1.27 Section 7.04(h). Section 7.4(h) of the Term Loan Agreement is amended by deleting the figure “$5,000,000” therein and substituting therefor the figure “$2,500,000”.
     1.28 Section 7.04(i). Section 7.4(i) of the Term Loan Agreement is amended by deleting the figure “$5,000,000” therein and substituting therefor the figure “$2,500,000”.
     1.29 Section 7.04. Section 7.04 of the Term Loan Agreement is amended by deleting the word “and” at the end of Section 7.04(j), adding the word “and” at the end of Section 7.04(k) and adding the following new Section 7.04(l) immediately prior to the unnumbered clause at the end of Section 7.04:
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     “(l) reimbursement obligations under letters of credit issued for any Loan Party; provided the aggregate amount of such reimbursement obligations in connection with such letters of credit shall not exceed $1,850,000 at any time.”
     1.30 Section 7.06. Section 7.06 of the Term Loan Agreement is amended in its entirety to read as follows:
     “7.06 Fundamental Changes. Except in connection with the Recombination and as contemplated by the Recombination Agreement, merge, dissolve, liquidate or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person:”
     1.31 Section 7.07(d). Section 7.07(d) of the Term Loan Agreement is deleted in its entirety.
     1.32 Section 7.08. Section 7.08 of the Term Loan Agreement is amended to read in its entirety as follows:
     “7.08 Transfer Payments; Restricted Payments; Distributions and Redemptions. (a) Prior to the closing of the Recombination, declare or make, directly or indirectly, any Transfer Payment or Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (i) each Subsidiary may make Transfer Payments and Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower,
     (ii) Borrower may make Transfer Payments to MLP and Quest Parent in reimbursement of reasonable costs or expenses not prohibited by this Agreement and directly incurred by MLP or Quest Parent in the ordinary course of business consistent with historical practices for the benefit of the business or assets of MLP, Borrower or a Subsidiary,
     (iii) Borrower may make Transfer Payments to MLP for the settlement of litigation against MLP; provided that any such payments in excess of $250,000 annually in the aggregate shall require the consent of the Required Lenders,
     (iv) to the extent MLP receives Transfer Payments from Borrower for such amounts, MLP may make Transfer Payments and Restricted Payments to Quest Parent in reimbursement of reasonable costs or expenses not prohibited by this Agreement and directly incurred by Quest Parent in the ordinary course of business consistent with historical practices for the benefit of the business or assets of MLP, Borrower or a Subsidiary,
     (v) MLP and Borrower may make Transfer Payments and Restricted Payments in reimbursement of costs or expenses associated with overhead and corporate expenses allocated to MLP on a reasonable basis (with the method of allocation of overhead and corporate expenses to be established as set forth on Exhibit E and to be reasonably acceptable to the Lenders), and
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     (vi) MLP may make Transfer Payments and Restricted Payments to Quest Parent, in an amount equal to MLP’s consolidated income tax liability (with the method of allocation of income tax obligations to be as set forth on Exhibit F and to be reasonably acceptable to the Lenders).
     (b) After the Recombination, declare or make, directly or indirectly, any Transfer Payment or Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (i) each Subsidiary may make Transfer Payments and Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower,
     (ii) Borrower may make Transfer Payments to MLP, Quest Parent and Post-Recombination Parent in reimbursement of reasonable costs or expenses not prohibited by this Agreement and directly incurred by MLP, Quest Parent or Post-Recombination Parent in the ordinary course of business consistent with historical practices for the benefit of the business or assets of MLP, Borrower or a Subsidiary,
     (iii) Borrower may make Transfer Payments to MLP for the settlement of litigation against MLP; provided that any such payments in excess of $250,000 annually in the aggregate shall require the consent of the Required Lenders,
     (iv) to the extent MLP receives Transfer Payments from Borrower for such amounts, MLP may make Transfer Payments and Restricted Payments to Quest Parent and Post-Recombination Parent in reimbursement of reasonable costs or expenses not prohibited by this Agreement and directly incurred by Quest Parent or Post-Recombination Parent in the ordinary course of business consistent with historical practices for the benefit of the business or assets of MLP, Borrower or a Subsidiary,
     (v) MLP and Borrower may make Transfer Payments and Restricted Payments in reimbursement of costs or expenses associated with overhead and corporate expenses allocated to MLP in an amount equal to the MLP’s Allocation Percentage of Allocated G&A, and
     (vi) MLP may make Transfer Payments and Restricted Payments to Post-Recombination Parent in an amount equal to MLP’s consolidated income tax liability (with the method of allocation of income tax obligations to be as set forth on Exhibit F and to be reasonably acceptable to the Lenders).”
     1.33 Section 7.10. Section 7.10 of the Term Loan Agreement is amended to read in its entirety as follows:
     “7.10 Nature of Business; Risk Management; Accounts Payable Practices. Engage in any line of business other than exploration, production and marketing of Hydrocarbons and related activities. In addition to the foregoing, the MLP may not
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

engage in any business other than the ownership of the Borrower and the operation of the MLP. Without the written approval of the Administrative Agent, neither the Borrower nor the MLP may materially change its risk management policy. Neither MLP nor Borrower nor any of their Subsidiaries will alter or change their usual and customary account payable practices other than to change the primary payment dates to the 15th and last day of each month from the first day and 15th day of each month.”
     1.34 Section 7.11. Section 7.11 of the Term Loan Agreement is amended to read in its entirety as follows:
     “7.11 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the MLP, the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate, (ii) any Transfer Payments and Restricted Payments permitted by Section 7.08, (iii) the transactions under the agreements listed on Schedule 7.11, (iv) in the ordinary course of business at prices and on terms and conditions not less favorable to the MLP, the Borrower or such Subsidiary, as applicable, than could be obtained on an arm’s length basis from unrelated third parties and that are not prohibited by this Agreement, (v) after the Recombination, payments to Post-Recombination Parent in an amount equal to the MLP’s Allocation Percentage of Allocated G&A, (vi) after the Recombination, payments to Post-Recombination Parent in an amount equal to the taxes allocated to MLP pursuant to the Tax Sharing Agreement, (vii) payments by MLP, Borrower or any of its Subsidiaries to Bluestem pursuant to the Midstream Services and Dedication Agreement and (viii) payments by MLP, Borrower or any of its Subsidiaries to Quest Eastern Resource, LLC pursuant to that certain gas gathering agreement between Borrower and Quest Eastern Resource, LLC relating to gas gathering in the Appalachian region.”
     1.35 Section 7.14. Section 7.14 of the Term Loan Agreement is amended in its entirety to read as follows:
     “7.14 Material Agreements. Permit any amendment of the Recombination Agreement without the written consent of Required Lenders or, except in connection with the Recombination and as contemplated by the Recombination Agreement as in effect on the Fifth Amendment Effective Date or as amended with the consent of Required Lenders, permit (a) any amendment to any Borrower Organization Document or any Material Agreement, if such amendment could reasonably be expected to (y) have a Material Adverse Effect on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party or (z) otherwise materially adversely affect the Lenders, or (b) any assignment of any Material Agreement if such assignment could reasonably be expected to materially adversely affect the Lenders or have a Material Adverse Effect on the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party.”
     1.36 Section 8.01(b). Section 8.01(b) is amended by deleting the references therein to Sections 6.21(a) and 6.21(b)
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     1.37 Section 8.01(j). Section 8.01(j) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party (or after the Recombination, any Excluded Loan Party) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; provided, however, that the foregoing shall not apply to the Guaranty and other Collateral Documents of any Subsidiary that is Disposed of by the Borrower in accordance with the provisions of this Agreement; or”
     1.38 Section 8.01(n). Section 8.01(n) of the Term Loan Agreement is amended in its entirety to read as follows:
     “(n) Collateral; Impairment of Security, etc. (i) Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against a Loan Party (or after the Recombination, any Excluded Loan Party) or any Loan Party (or after the Recombination, any Excluded Loan Party) shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than as permitted herein or in any Collateral Document) cease to be a perfected and second-priority security interest subject to Permitted Liens; provided, however, that the foregoing shall not apply to the Guaranty and other Collateral Documents of any Subsidiary that is Disposed of by the Borrower in accordance with the provisions of this Agreement.”
     1.39 Exhibit E-Methodology for Determining Allocated G&A Expense. Exhibit E (Methodology for Determining Allocated G&A Expense) attached to the Eighth Amendment is hereby made Exhibit E to the Term Loan Agreement for all purposes.
     1.40 Exhibit F-Methodology for Determining Allocated Taxes. Exhibit F (Methodology for Determining Allocated Taxes) attached to the Eighth Amendment is hereby made Exhibit F to the Term Loan Agreement for all purposes.
     Paragraph 2. Effective Date. This Eighth Amendment shall not become effective until the date (such date, the “Eighth Amendment Effective Date”) the Administrative Agent receives all of the agreements, documents, certificates, instruments, and other items described below:
     (a) this Eighth Amendment, executed by the Borrower, the Guarantors, the Administrative Agent, the Syndication Agent, the Documentation Agent and all the Lenders;
     (b) an executed Consent signed by the First Lien Agent (as defined in the Intercreditor Agreement) required pursuant to Section 6.04 of the Intercreditor Agreement relating to the increase in the interest rate contemplated by this Eighth Amendment;
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     (c) a shared general and administrative expense analysis;
     (d) a monthly capital expenditure budget;
     (e) fees and expenses required to be paid pursuant to Paragraph 5 of this Eighth Amendment, to the extent invoiced prior to the Eighth Amendment Effective Date;
     (f) contemporaneous closing of the Fifth Amendment to the First Lien Credit Agreement;
     (g) contemporaneous closing of the Third Amendment to the QMLP Credit Agreement;
     (h) contemporaneous closing of the Second Amendment to the Second Amended and Restated Credit Agreement among Quest Parent, Royal Bank of Canada, as administrative agent and collateral agent, and Royal Bank of Canada, as lender; and
     (i) all documentation relating to the Eighth Amendment shall be satisfactory to the First Lien Lenders, as evidenced by their execution and delivery to the Administrative Agent of a signed signature page to this Eighth Amendment;
     (j) such other assurances, certificates, documents and consents as the Administrative Agent may require; and
     (k) such other assurances, certificates, documents and consents as the Administrative Agent may require.
     Paragraph 3. Acknowledgment and Ratification. The Borrower and the Guarantors each (i) consent to the agreements in this Eighth Amendment and (ii) agree and acknowledge that the execution, delivery, and performance of this Eighth Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, as amended and waived hereby, and all rights thereunder are hereby ratified and confirmed.
     Paragraph 4. Representations. The Borrower and the Guarantors each represent and warrant to the Administrative Agent and the Lenders that as of the Eighth Amendment Effective Date and after giving effect to the waivers and amendments set forth in this Eighth Amendment (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (b) no Default or Event of Default exists. Additionally, the Borrower represents and warrants that neither the Recombination nor the Recombination Agreement will trigger any “change of control” provision in any oil, gas or other mineral lease of any Oil and Gas Properties owned or leased by Borrower or any of its Subsidiaries, the effect of which “change of control” would be to terminate such lease or to deprive or dispossess Borrower or its Subsidiaries of the mineral estate created thereby or to deny to Borrower or its Subsidiaries the right to produce oil and gas therefrom and enjoy the benefits thereof.
     Paragraph 5. Expenses. The Borrower shall pay on demand all reasonable costs, fees, and expenses paid or incurred incident to this Eighth Amendment and preceding amendments including, without limitation, Attorney Costs in connection with the negotiation, preparation, delivery, and execution of this Eighth Amendment (and such prior amendments) and any related documents, filing and recording costs and financial advisory advice provided to one or more of the Lenders including (i) all
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

reasonable costs, fees, and expenses of the Administrative Agent, including fees of its legal counsel, Thompson & Knight LLP, and its financial advisor, Zolfo Cooper LLC, (ii) all reasonable costs, fees, and expenses of Socété Générale, including fees of its counsel, Bracewell & Giuliani, LLP, (iii) all reasonable costs, fees, and expenses of Wachovia Bank National Association and RZB Finance LLC and their counsel K&L Gates, LLP, (iv) all reasonable costs, fees, and expenses of Amegy Bank National Association and its counsel, Jackson Walker, LLP, and (v) all reasonable costs, fees, and expenses of the Lenders’ financial advisor, Capstone Advisory Group, LLC.
     The Borrower further acknowledges that it has funded $75,000 to Capstone Advisory Group, LLC, as financial advisor to one or more Lenders. Borrower acknowledges that such payment, together with any other payments previously made by Borrower for financial or legal advisors to any Lender, are for work to be performed and are not maximum amounts or limits to the Borrower’s obligation to reimburse Lenders for such costs and expenses pursuant to Section 10.04 of the Term Loan Agreement (unless specifically so limited or capped in any written engagement agreement with such financial or legal advisor). Borrower further acknowledges and reconfirms its obligation under Section 10.04 to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under the Term Loan Agreement or the other Loan Documents. Borrower agrees and acknowledges that the foregoing costs and expenses have been and will be incurred in connection with a workout and restructuring of the Obligations under the Term Loan Agreement. Borrower agrees that the foregoing applies also to similar payments made by it in connection with the First Lien Credit Agreement..
     Paragraph 6. Miscellaneous. This Eighth Amendment is a “Loan Document” referred to in the Term Loan Agreement. The provisions relating to Loan Documents in Article X of the Term Loan Agreement are incorporated in this Eighth Amendment by reference. Unless stated otherwise (i) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (ii) headings and captions may not be construed in interpreting provisions, (iii) this Eighth Amendment will be construed, and its performance enforced, under New York law and applicable federal law, (iv) if any part of this Eighth Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (v) this Eighth Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.
     Paragraph 7. Entire Agreement. This Eighth Amendment represents the final agreement between the parties about the subject matter of this Eighth Amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     Paragraph 8. Parties. This Eighth Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Lenders, and their respective successors and assigns.
     Paragraph 9. Further Assurances. The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this Eighth Amendment.
     Paragraph 10. Release. As additional consideration for the execution, delivery and performance of this Eighth Amendment by the parties hereto and to induce the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, and the Lenders to enter into this Eighth
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Amendment, the Borrower warrants and represents to the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, and the Lenders that no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, or any Lender or any defense to (i) the payment of Obligations under the Term Notes and/or the Loan Documents, or (ii) the performance of any of its obligations with respect to the Term Notes and/or the Loan Documents. In the event any such facts, events, statuses or conditions exist or have existed, Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, and the Lenders, as well as their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which Borrower may have against any of them or their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the date hereof, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns, agents, officers, directors, shareholders, employees and representatives, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable Law.
     Paragraph 11. Effectiveness of Facsimile Documents and Signatures. This Eighth Amendment may be transmitted and/or signed by facsimile. The effectiveness of any such signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     The parties hereto have executed this Eighth Amendment in multiple counterparts to be effective as of the Eighth Amendment Effective Date.
Remainder of Page Intentionally Blank
Signature Pages to Follow.
Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed as of the Eighth Amendment Effective Date.

BORROWER: QUEST CHEROKEE, LLC, as Borrower
By:	/s/ David C. Lawler
David C. Lawler
President

GUARANTORS: QUEST ENERGY PARTNERS, L.P., as a Guarantor
By:	QUEST ENERGY GP, LLC,
Its General Partner

By:	/s/ David C. Lawler
David C. Lawler,
President and Chief Executive Officer

QUEST CHEROKEE OILFIELD SERVICE, LLC, as a Guarantor
By:	QUEST CHEROKEE, LLC,
Its Sole Member

By:	/s/ David C. Lawler
David C. Lawler,
President

STP NEWCO, INC., as a Guarantor
By:	/s/ David C. Lawler
David C. Lawler,
President and Chief Executive Officer

Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Signature Page 1

AGREED TO AS OF THE EIGHTH AMENDMENT EFFECTIVE DATE:	ADMINISTRATIVE AGENT: ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent
	By:	/s/ Susan Khokher
	Name:	Susan Khokher
	Title:	Manager, Agency

Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Signature Page 2

AGREED TO AS OF THE EIGHTH AMENDMENT EFFECTIVE DATE:	L/C ISSUER AND LENDER: ROYAL BANK OF CANADA, as a Lender and L/C Issuer
	By:	/s/ Leslie P. Vowell
Leslie P. Vowell
Attorney-in-Fact

Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Signature Page 3

AGREED TO AS OF THE EIGHTH AMENDMENT EFFECTIVE DATE:	KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and a Lender
	By:	/s/ Robert F. Pollis, Jr.
	Name:	Robert F. Pollis, Jr.
	Title:	Senior Vice President

Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Signature Page 4

AGREED TO AS OF THE EIGHTH AMENDMENT EFFECTIVE DATE:	SOCIÉTÉ GÉNÉRALE, as Documentation Agent and a Lender
	By:	/s/ Stephen W. Warfel
	Name:	Stephen W. Warfel
	Title:	Managing Director

Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Signature Page 5

AGREED TO AS OF THE EIGHTH AMENDMENT EFFECTIVE DATE:	AMEGY BANK, N.A., as a Lender
	By:	/s/ Terry Owen McCarter
	Name:	Terry Owen McCarter
	Title:	Senior Vice President

Eighth Amendment to Quest
Cherokee Second Lien Senior
Term Loan Agreement

Signature Page 6

EXHIBIT E
Shared G&A Services Allocation Shared G&A Services Allocation November 2009

2010 Shared Services Allocation Procedure . G&A is composed of two categories: . Third-party services that are performed on behalf of and directly billed to individual Quest entities (QRCP, QELP, & QMLP) . Shared services billed through Quest Energy Services (QES) . d S (QES) . QES shared services are composed of two components: . Directly allocable expenses, such as: — Expenses incurred by a QES employee performing a discreet project for a single Quest entity (for example, airfare for a trip to visit a Quest Midstream only customer) . Shared services costs, such as: — Salaries of QES employees that perform services for the benefit of multiple Quest entities — Shared overhead of QES employees (for example, rent/utilities of office space) . Shared services employee compensation allocations are updated monthly by each QES employee. Shared services overhead costs are allocated based on a compensation-weighted time allocation of all QES employees that is updated on a monthly basis . . The forecasted 2010 G&A budget, reflected in the projections, assumes a 12/31/09 recombination. Therefore, continued professional fees as a result of the now-forecasted 1st quarter 2010 recombination are not reflected in the current budget (1)

Allocation Mechanics Example 1 — A/P and Purchasing 1) QES Accounts Payable (A/P) employees perform services for each individual Quest entity as well as for the shared services entity (QES) 2) On a monthly basis, each A/P employee allocates the amount of their time they anticipate working on projects related to each Quest entity identified in Figure 1 below related to each Quest entity identified in Figure 1 below 3) Non-QES time allocations are grossed up to 100% (for use in compensation-weighted QES time allocation — see step 4) 4) Final monthly time of A/P employees for QES allocation is calculated, as sum of Fi 1 N b 2009 Q t A/P & P hi C All W k ht A. Direct allocation of non-QES overhead B. Allocation of QES overhead based on overall compensation-weighted monthly time allocation of all QES employees, which is calculated per the 100%-gross up of direct time allocation (per step 3) Figure 1: November 2009 Quest A/P & Purchasing Compensation Allocation Worksheet Employee QMLP QELP QRCP QES Name BSP + KPC Cherokee Appalachia Appalachia Other Overhead QMP QELP QRCP QMLP QELP QRCP QMLP QELP QRCP Employee 1 (Manager) Employee’s Time Allocation % to: Final Employee’s Time Spent on the Following: Employee’s Time Allocation % to: Convert Non-OKC to 100% for QES Calc 2 3 41 py ( g ) Employee 1 10% 45% 40% 0% 2% 3% 10% 85% 2% 10% 88% 2% 11% 87% 3% Employee 2 20% 35% 5% 5% 18% 17% 20% 40% 23% 24% 48% 28% 24% 50% 26% Employee 3 20% 50% 10% 10% 5% 5% 20% 60% 15% 21% 63% 16% 21% 63% 16% Employee 4 20% 40% 10% 10% 10% 10% 20% 50% 20% 22% 56% 22% 23% 56% 22% Employee 5 30% 40% 10% 10% 5% 5% 30% 50% 15% 32% 53% 16% 31% 53% 16% Employee 6 65% 5% 0% 25% 2% 3% 65% 5% 27% 67% 5% 28% 66% 7% 28% Employee 7 25% 25% 13% 13% 13% 12% 25% 38% 26% 28% 43% 29% 28% 44% 28% Compensation-Weighted Monthly Time Allocation Average (Excluding Co. 14) 25% 58% 17% 4A 4B (2)

Allocation Mechanics Example 2 — Management Team . Compensation of Quest management team and executive support staff are currently allocated 45%/45%/10% between QMLP, QELP, and QRCP respectively. Since mid-year 20092009, management efforts have been focused on recombination Per section 8.12 of the Merger Agreement executed July 2, 2009, “all costs and expenses incurred by the parties to this Agreement in connection with this Agreement and the transaction contemplated hereby shall be paid on the basis of 10% by QRCP,, 45% by QELP and 45% by QMLP” . After recombination is completed or is no longer being pursued, time allocations will be adjusted as needed at direction of individual employees on a monthly basis Final Employee’s Time Name Allocation %to: Last QMLP QELP QRCP President & CEO Employee 1 Employee 1 45% 45% 10% 45% 45% 10% Employee 2 45% 45% 10% Employee 3 45% 45% 10% Employee 4 45% 45% 10% Employee 5 45% 45% 10% Employee 6 45% 45% 10% Employee 7 45% 45% 10% 7 45% 45% 10% Employee 8 45% 45% 10% (3)

EXHIBIT F
METHODOLOGY FOR DETERMINING ALLOCATED TAXES
OUTLINE OF TERMS OF TAX SHARING AGREEMENT
     1. Overview. The Tax Sharing Agreement will provide for the allocation and sharing of income taxes among PostRock Energy Corporation (“Parent”), Quest Energy Partners, LLC and its subsidiaries (collectively, “QELLC”), Quest Midstream Partners, LLC and its subsidiaries (collectively “QMLLC”), and Quest Resource Corporation and its subsidiaries other than QMLLC and QELLC (collectively, “QRC”), for taxable periods beginning on or after the date of the recombination (“Tax Periods”).
     2. Allocation and Sharing of U.S. Federal Income Taxes. For each Tax Period, Parent will file a consolidated U.S. federal income tax return which includes the income, gains, losses, deductions, and credits (“Tax Items”) of each of QRC, QELLC, and QMLLC for such Tax Period. Each of QRC, QELLC, and QMLLC will pay its respective allocable share of U.S. federal income taxes to Parent for each Tax Period. Such allocable share shall equal the amount of U.S. federal income tax that would have been owed to the IRS for such Tax Period by QRC, QELLC, or QMLLC, as the case may be, determined as if such entity were a C corporation that filed its own separate corporate return for U.S. federal income tax purposes and by taking into account (i) Tax Items generated by such entity during such Tax Period which are includible on Parent’s consolidated federal income tax return and (ii) any net operating losses, net capital losses, or tax credits generated by such entity in any other Tax Periods (excluding taxable periods ending on or prior to the date of the recombination) which could have been carried forward to such Tax Period if such entity were a C corporation that filed its own separate corporate return (and elected to waive any carryback of any such losses or credits) for U.S. federal income tax purposes for each Tax Period.
     3. Allocation and Sharing of State Income Taxes. In those states where QRC, QELLC, or QMLLC are included in a combined, unitary or consolidated return filed by Parent, QRC’s, QELLC’s, or QMLLC’s respective shares of any such state income taxes payable to Parent shall be determined in a manner similar to that described in the preceding paragraph, but by applying applicable state tax law (rather than federal tax law) in determining the amount of Tax Items and net operating loss, tax credit or other tax attribute carryovers.
     4. Payment of Tax Sharing Amounts. Any tax sharing amounts, including estimated taxes, payable by QRC, QELLC, or QMLLC for a Tax Period under the foregoing provisions shall be paid to Parent no later than 5 days prior to the date that such taxes are due and payable by Parent to the applicable taxing authority. In cases where estimated or interim tax payments are made to Parent for a Tax Period, QRC’s, QELLC’s, and QMLLC’s respective shares of the estimated or interim tax payments shall be determined in a manner similar to that described in the preceding paragraphs (but shall be based on estimates for the portions of the Tax Period covered by the estimated or interim tax payment).
     5. Tax Adjustments. If any adjustment is subsequently made to the Tax Items of QRC, QELLC, or QMLLC pursuant to an original or amended return, refund claim, audit adjustment or administrative or judicial decision, QRC’s, QELLC’s, and QMLLC’s respective allocable shares of tax liability shall be readjusted accordingly and any payments required to conform to such adjustment shall be made to or by Parent.

Exhibit F Page 1